FOR IMMEDIATE RELEASE		February 24, 2017
Media Contact: Analyst Contact:	Alan Bunnell, (602) 250-3376 Ted Geisler (602) 250-3200 Chalese Haraldsen (602) 250-5643
Website:	pinnaclewest.com

PINNACLE WEST REPORTS 2016 FULL-YEAR AND FOURTH-QUARTER RESULTS

•	Full-year results benefit from strong operational performance and cost management

•	Palo Verde Nuclear Generating Station continues record-breaking performance

•	Company makes progress on key regulatory initiatives

PHOENIX - Pinnacle West Capital Corporation (NYSE: PNW) today reported consolidated net income attributable to common shareholders of $442.0 million, or $3.95 per diluted share, for full-year 2016. This result compares with net income of $437.3 million, or $3.92 per share, in 2015.

“Reflecting steady improvement in Arizona’s economic conditions and our employees’ continued focus on sustainable cost management, our year-end results were in line with our expectations,” said Pinnacle West Chairman, President and Chief Executive Officer Don Brandt. “In addition, our employees contributed to strong operational performance, including a record-setting performance at the Palo Verde Nuclear Generating Station.”

Palo Verde achieved its 25th consecutive year as the nation’s largest power producer - producing 32.3 million megawatt-hours of carbon-free electricity. The plant’s three units achieved a capacity factor of 93.2 percent, and Unit 3’s fall 2016 refueling and maintenance outage was the shortest in plant history at 28 days, 17 hours. By comparison, the average length of a refueling and maintenance outage at all U.S. reactors in 2015 was 36.3 days, according to most recent industry data.

Brandt cited additional examples of the Company’s 2016 achievements:

•	For the fifth straight year, Pinnacle West increased its common dividend, raising it by 4.8 percent.

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On October 1, the company commenced participation in the western regional Energy Imbalance Market (EIM), resulting in trading efficiencies and customer savings of about $6 million during the 2016 fourth quarter.

•
Arizona Public Service (APS) launched a suite of new tools that provides customers with an improved and more customized service experience, including a mobile app, an online outage map and a new automated phone system.

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APS continued investing in an advanced energy grid, including new technologies that enable customers to have greater choice and control over their energy use, while increasing reliability. These technologies included two separate “next generation” microgrids installed in Phoenix and at the Marine Corps Air Station in Yuma, Ariz.

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The Red Rock Solar Plant - APS’s largest self-owned grid-scale solar power plant at 40 megawatts - also was completed, helping the company reach one gigawatt of solar on its system and becoming the only utility outside California to achieve this milestone. To date, the company’s total investment in solar energy is about $2 billion.

•	APS’s power reliability for 2016 remained among the strongest in the industry and received a top-quartile score from JD Power for “Power Quality & Reliability” among residential customers.

Looking forward, Brandt said the company remains committed to investing in infrastructure that creates value for customers and shareholders alike, while also building on the positive regulatory outcome in Arizona’s value and cost of distributed generation docket, which was decided in late 2016.

“We will continue to work collaboratively with regulators and other stakeholders on key issues important to Arizona’s energy future, including achieving a constructive regulatory outcome in our current rate review,” he said. “In many respects, this case serves as a transition from the challenges of the present to the opportunities of the future. “

The 2016 full-year financial results comparison was positively impacted by the following major factors:

•	Higher lost fixed cost recovery revenue, an increase in transmission proceeds and revenue from the Company’s AZ Sun program improved earnings by $0.18 per share compared to 2015.

•	Retail electricity sales improved earnings $0.05 per share due to changes in customer usage patterns and related pricing. Compared to a year ago, total customer growth improved 1.4 percent.

•
The effects of weather variations improved the Company’s earnings by $0.02 per share, although weather was still unfavorable compared to normal. For the year, the company had a 6 percent decrease in cooling degree-days and a 5 percent decrease in heating degree-days (measures of the effects of weather) versus 2015. Compared to 10-year historical averages, cooling and heating degree days were down 2.7 percent and 18.7 percent, respectively.

•	Lower interest expense, net of AFUDC, contributed $0.02 per share.

•
The net effect of miscellaneous items increased earnings $0.06 per share, including the second-quarter sale of a 50 percent ownership stake in an existing transmission line, which resulted in a $0.03 contribution to the Company’s bottom line in the second quarter.

The above positive factors were largely offset by higher operations and maintenance expenses, which reduced annual earnings by $0.30 per share. These expenses were largely associated with major planned outages at the company’s Four Corners Power Plant in the first half of the year;

higher transmission, distribution and customer service costs associated with implementation of new systems; and higher employee benefit costs, among other items.

For the quarter ended December 31, 2016, Pinnacle West reported consolidated net income attributable to common shareholders of $53.2 million, or $0.47 per diluted share. This result compares with net income of $41.1 million, or $0.37 per share, for the same period a year ago.

The 2016 fourth-quarter results comparison versus the same 2015 period was positively impacted by lower operating expenses, partially offset by lower retail electricity sales. While October 2016 proved to be hotter than average, sales decreased in the last two months of the year, with December turning out to be the third mildest December since 1970 - a span of 46 years.

Conference Call and Webcast
Pinnacle West invites interested parties to listen to the live webcast of management’s conference call to discuss the Company’s 2016 year-end and fourth-quarter results, as well as recent developments, at 11 a.m. ET (9 a.m. AZ time) today, February 24. The webcast can be accessed at pinnaclewest.com/presentations and will be available for replay on the website for 30 days. To access the live conference call by telephone, dial (877) 407-8035 or (201) 689-8035 for international callers. A replay of the call also will be available until 11:59 p.m. (ET), Friday, March 3, 2017, by calling (877) 481-4010 in the U.S. and Canada or (919) 882-2331 internationally and entering conference ID number 10176.

About Pinnacle West Capital
Pinnacle West Capital Corp., an energy holding company based in Phoenix, has consolidated assets of about $16 billion, about 6,200 megawatts of generating capacity and 6,300 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the Company provides retail electricity service to nearly 1.2 million Arizona homes and businesses. For more information about Pinnacle West, visit the Company’s website at pinnaclewest.com.

Earnings per share amounts are based on average diluted common shares outstanding. For more information on Pinnacle West’s operating statistics and earnings, please visit pinnaclewest.com/investors.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements based on our current expectations, including statements regarding our earnings guidance and financial outlook and goals. These forward-looking statements are often identified by words such as “estimate,” “predict,” “may,” “believe,” “plan,” “expect,” “require,” “intend,” “assume,” “project” and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS. These factors include, but are not limited to:

•	our ability to manage capital expenditures and operations and maintenance costs while maintaining high reliability and customer service levels;

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variations in demand for electricity, including those due to weather, seasonality, the general economy, customer and sales growth (or decline), and the effects of energy conservation measures and distributed generation;

•	power plant and transmission system performance and outages;

•	competition in retail and wholesale power markets;

•	regulatory and judicial decisions, developments and proceedings;

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new legislation, ballot initiatives and regulation, including those relating to environmental requirements, regulatory policy, nuclear plant operations and potential deregulation of retail electric markets;

•	fuel and water supply availability;

•	our ability to achieve timely and adequate rate recovery of our costs, including returns on and of debt and equity capital investment;

•	our ability to meet renewable energy and energy efficiency mandates and recover related costs;

•	risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;

•	current and future economic conditions in Arizona, including in real estate markets;

•	the development of new technologies which may affect electric sales or delivery;

•	the cost of debt and equity capital and the ability to access capital markets when required;

•	environmental, economic and other concerns surrounding coal-fired generation, including regulation of greenhouse gas emissions;

•	volatile fuel and purchased power costs;

•	the investment performance of the assets of our nuclear decommissioning trust, pension, and other postretirement benefit plans and the resulting impact on future funding requirements;

•	the liquidity of wholesale power markets and the use of derivative contracts in our business;

•	potential shortfalls in insurance coverage;

•	new accounting requirements or new interpretations of existing requirements;

•	generation, transmission and distribution facility and system conditions and operating costs;

•	the ability to meet the anticipated future need for additional generation and associated transmission facilities in our region;

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the willingness or ability of our counterparties, power plant participants and power plant land owners to meet contractual or other obligations or extend the rights for continued power plant operations; and

•	restrictions on dividends or other provisions in our credit agreements and Arizona Corporation Commission orders.

These and other factors are discussed in Risk Factors described in Part 1, Item 1A of the Pinnacle West/APS Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which readers should review carefully before placing any reliance on our financial statements or disclosures. Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.

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PINNACLE WEST CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share amounts)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	DECEMBER 31,		DECEMBER 31,
	2016	2015	2016	2015

Operating Revenues	$ 739,199	$ 734,430	$ 3,498,682	$ 3,495,443

Operating Expenses
Fuel and purchased power	243,257	232,737	1,075,510	1,101,298
Operations and maintenance	208,277	222,019	911,319	868,377
Depreciation and amortization	122,852	125,109	485,829	494,422
Taxes other than income taxes	40,597	42,323	166,499	171,812
Other expenses	1,400	2,408	3,541	4,932
Total	616,383	624,596	2,642,698	2,640,841

Operating Income	122,816	109,834	855,984	854,602

Other Income (Deductions)
Allowance for equity funds used during construction	11,061	9,001	42,140	35,215
Other income	516	72	901	621
Other expense	(3,252)	(5,390)	(15,337)	(17,823)
Total	8,325	3,683	27,704	18,013

Interest Expense
Interest charges	50,834	48,895	205,720	194,964
Allowance for borrowed funds used during construction	(5,121)	(4,203)	(19,970)	(16,259)
Total	45,713	44,692	185,750	178,705

Income Before Income Taxes	85,428	68,825	697,938	693,910

Income Taxes	27,309	22,847	236,411	237,720

Net Income	58,119	45,978	461,527	456,190

Less: Net income attributable to noncontrolling interests	4,873	4,861	19,493	18,933

Net Income Attributable To Common Shareholders	$ 53,246	$ 41,117	$ 442,034	$ 437,257

Weighted-Average Common Shares Outstanding - Basic	111,545	111,149	111,409	111,026

Weighted-Average Common Shares Outstanding - Diluted	112,223	111,738	112,046	111,552

Earnings Per Weighted-Average Common Share Outstanding
Net income attributable to common shareholders - basic	$ 0.48	$ 0.37	$ 3.97	$ 3.94
Net income attributable to common shareholders - diluted	$ 0.47	$ 0.37	$ 3.95	$ 3.92